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                                                                     EXHIBIT 3.3

[STAMP]

                           CERTIFICATE OF AMENDMENT OF
                         CERTIFICATE OF INCORPORATION OF
                      HORNBECK-LEEVAC MARINE SERVICES, INC.


         Pursuant to section 242 of Title 8 of the Delaware General Corporation Law, HORNBECK-LEEVAC Marine Services, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the "Corporation"), does hereby certify:

         FIRST: The Certificate of Incorporation of the Corporation is hereby amended so that the first paragraph of Article Four, Section 1 reads in its entirety as follows:

                  The aggregate number of shares of all classes of stock which the Corporation shall have authority to issue is one hundred five million (105,000,000) shares, of which one hundred million (100,000,000) will be shares of common stock, par value $.01 per share ("Common Stock"), and five million (5,000,000) will be shares of preferred stock, par value $.01 per share ("Preferred Stock").

         SECOND: The Certificate of Incorporation of the Corporation is hereby amended so that Article Seven shall read in its entirety as follows:

                                  ARTICLE SEVEN

                  The initial Bylaws of the Corporation shall be adopted by its Board of Directors. The Restated Bylaws, as effective upon the filing of this Restated Certificate of Incorporation on December 30, 1997, may be altered, amended or repealed, or new bylaws may be adopted by the Board of Directors, subject to the right of the stockholders to alter and/or repeal the Restated Bylaws or adopt new bylaws and provided that the following language of the Restated Bylaws shall only be altered, amended, repealed or replaced by new bylaws by the affirmative vote of the holders of at least eighty percent (80%) of the Corporation's capital stock entitled to vote thereon: Section 3.1 Annual Meeting; Section 3.2 Special Meetings; Section 4.1 Number, Qualification and Term; Section
                  4.2 Removal (or in each case any successor or replacement language addressing substantially the same topic).

         THIRD: The Certificate of Incorporation of the Corporation is hereby amended so that Article Eleven shall read in its entirety as follows:

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                  Any action required or permitted to be taken by stockholders of the Corporation must be effected at a duly called annual or special meeting of such stockholders and may not be effected by consent in writing by such stockholders.

         FOURTH: These amendments to the Certificate of Incorporation of the Corporation have been duly adopted in accordance with the provisions of Section 242 of the Delaware General Corporation Law.

         IN WITNESS WHEREOF, HORNBECK-LEEVAC Marine Services, Inc. has caused this certificate to be signed by Todd M. Hornbeck, its President, on this 20th day of October, 2000.




                                             /s/ TODD M. HORNBECK
                                             -----------------------------------
                                             Todd M. Hornbeck
                                             President


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